Exhibit 99.1

Interviews with Bayer CEO in major newspapers and magazines on planned takeover of Schering

Werner Wenning: "We at Bayer are systematically implementing our strategy"

        Leverkusen. Bayer CEO Werner Wenning remains the focus of media attention after the announcement of the takeover offer for Schering. Wenning outlined the details and background of the planned merger in numerous interviews, for example with the German news magazine Der Spiegel, and the newspapers Welt am Sonntag and Berliner Tagesspiegel. Talking to the Frankfurter Allgemeine Sonntagszeitung, Wenning said: "We at Bayer are systematically implementing our strategy, and the acquisition of Schering is fully in line with it. The merger will strengthen our position in the health care business, allowing us to rise to seventh place in the global market for specialty pharmaceutical products." Bild am Sonntag summed up Bayer's plans with the headline "More power for new medicines". To read the interviews, visit the Bayer News Channel.